Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated March 3, 2010
Relating to Preliminary Prospectus dated February 26, 2010
Registration Statement No. 333-162456

Baltic Trading Limited

Baltic Trading Limited (the “Company”) has filed a registration statement on Form S-1 (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. Investors should rely upon the prospectus and any relevant free writing prospectus for complete details. You may get these documents and other documents the Company has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Morgan Stanley & Co. Incorporated by e-mailing prospectus@morganstanley.com, or from Dahlman Rose & Company, LLC by calling (212) 702-4521 or by e-mailing prospectus@dahlmanrose.com. You may also access our company’s most recent preliminary prospectus dated March 3, 2010, which is included in Amendment No. 7 to the Company’s registration statement on Form S-1, as filed with the SEC via EDGAR on March 3, 2010, or Amendment No. 7, by visiting EDGAR on the SEC website at http://www.sec.gov/Archives/edgar/data/1474042/000104746910001728/a2195450zs-1a.htm.

The following information supplements and updates the information contained in the Company’s preliminary prospectus dated February 26, 2010.  All references to page numbers are to page numbers in Amendment No. 7.

UNDERWRITING

The following disclosure has been added on page 127 immediately before the paragraph that begins with the sentence, “Prior to the offering, there has been no public market for the Common Stock”:

At our request, the underwriters have reserved five percent of the shares of Common Stock offered by this prospectus for sale, at the initial public offering price, to directors, officers, employees, business associates and related persons of Baltic Trading Limited. The number of shares of Common Stock available for sale to the general public will be reduced to the extent these individuals purchase such reserved shares. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of the directed shares.

Except for our directors and officers who have entered into 180-day lock-up agreements as described elsewhere in this prospectus, each person buying shares through the directed share program has agreed that, for a period of 180 days from the date of this prospectus, he or she will not, without the prior written consent of Morgan Stanley & Co. Incorporated and Dahlman Rose & Company, LLC, dispose of or hedge any of our Common Stock purchased in the program or any securities convertible into or exercisable or exchangeable for Common Stock, subject to certain exceptions. If any of our directors or officers purchase shares through the directed share program, the 180-day lock-up period described elsewhere in this prospectus shall govern with respect to their purchases.  The 180-day restricted period is subject to extension under the same circumstances as the lock-up agreements to be entered into by Genco, Genco Investments LLC, our officers and directors and the officers and directors of Genco and Genco Investments LLC.  Morgan Stanley & Co. Incorporated and Dahlman Rose & Company, LLC, in their sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

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